SECURITIES AND EXCHANGE COMMISSION
                WASHINGTON, D.C. 20549


                     SCHEDULE 13G
		    (Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
		PURSUANT TO RULE 13d-2(b)
		   (Amendment No. 6)*



             ABM INDUSTRIES INCORPORATED
      -------------------------------------------
                  (Name of Issuer)


         COMMON STOCK, par value $0.01 per share
       -------------------------------------------
             (Title of Class of Securities)


                     000957100
            -------------------------------
                   (CUSIP Number)


                  DECEMBER 31, 2003
-----------------------------------------------------------
  (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          [x] Rule 13d-1(b)

          [ ] Rule 13d-1(c)

          [ ] Rule 13d-1(d)

*	The remainder of this cover page shall be filled out
for a reporting persons initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this page shall not be deemed to be filed for the purpose of Section 18 of the Securities Exchange Act of 1934 (Act) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

(Continued on following page(s))

















CUSIP No. 000957100

-------------------------------------------------------------

1	NAME OF REPORTING PERSON: Bank of America Corporation

IRS IDENTIFICATION NO. OF ABOVE PERSON: 560906609
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF A MEMBER OF A GROUP (a)[](b)[]
-------------------------------------------------------------

3	SEC USE ONLY
-------------------------------------------------------------

4	CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5	Sole Voting Power: 0

6	Shared Voting Power:  1,281,294

7	Sole Dispositive Power: 0

8	Shared Dispositive Power:  4,713,018

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       4,713,813
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 9.5%
-------------------------------------------------------------

12	TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------


CUSIP No. 000957100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: NB Holdings Corporation

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5	Sole Voting Power: 0

6	Shared Voting Power:  1,281,294

7	Sole Dispositive Power: 0

8	Shared Dispositive Power:  4,713,018

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON

       4,713,813
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 9.5%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: HC
-------------------------------------------------------------


CUSIP No. 000957100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Bank of America, N.A.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER:  1,082,574

6     SHARED VOTING POWER:  223,591

7     SOLE DISPOSITIVE POWER:  2,574

8     SHARED DISPOSITIVE POWER:  4,710,444

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

       4,713,813
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: 9.5%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
-------------------------------------------------------------

CUSIP No. 000957100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Banc of America Capital Management, LLC

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER:  197,925

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 197,925

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      197,925
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .4%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
----------------------------------------------------------------

CUSIP No. 000957100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Banc of America Advisors, LLC

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: North Carolina
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 0

6     SHARED VOTING POWER:  96,600

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER: 96,600

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      96,600
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .2%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: IA
----------------------------------------------------------------


CUSIP No. 000957100

-------------------------------------------------------------

1     NAME OF REPORTING PERSON: Bank of America Trust Company of
				Delaware, N.A.

      IRS IDENTIFICATION NO. OF ABOVE PERSON:
-------------------------------------------------------------

2     CHECK APPROPRIATE BOX IF MEMBER OF A GROUP: (a)[](b)[]
-------------------------------------------------------------

3     SEC USE ONLY
-------------------------------------------------------------

4     CITIZENSHIP OR PLACE OF ORGANIZATION: United States
-------------------------------------------------------------

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING
PERSON WITH:

5     SOLE VOTING POWER: 795

6     SHARED VOTING POWER: 0

7     SOLE DISPOSITIVE POWER: 0

8     SHARED DISPOSITIVE POWER: 0

-------------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      795
-------------------------------------------------------------

10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
      CERTAIN SHARES [ ]
-------------------------------------------------------------

11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9: .0%
-------------------------------------------------------------

12    TYPE OF REPORTING PERSON: BK
----------------------------------------------------------------


ITEM 1  (a) NAME OF ISSUER:

            ABM Industries Incorporated

        (b) ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            160 Pacific Avenue, Suite 222
            San Francisco, CA 94111


ITEM 2  (a) NAMES OF PERSONS FILING:

            Bank of America Corporation
            NB Holdings Corporation
            Bank of America, N.A.
            Banc of America Capital Management, LLC
	    Banc of America Advisors, LLC
	    Bank of America Trust Company of Delaware, N.A.

        (b) ADDRESS OF PRINCIPAL BUSINESS OFFICES:

            100 North Tryon Street
            Charlotte, NC  28255

        (c) CITIZENSHIP:

            United States

        (d) TITLE OF CLASS OF SECURITIES:

            COMMON STOCK, par value $0.01 per share

        (e) CUSIP NUMBER: 000957100


ITEM 3 - IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b)
OR 13d-2(b)OR (c), CHECK WHETHER THE PERSON FILING IS A:

(g) [x] A parent holding company or control person in accordance with(S)240.13d-1(b)(1)(ii)(G)


ITEM 4 - OWNERSHIP

With respect to the beneficial ownership of each reporting person, see Items 5 through 8 of the cover pages to this Schedule 13G applicable to each such person (pp. 2-5), which are incorporated herein by reference.


ITEM 5 - OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable.


ITEM 6 - OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
PERSON:

Not Applicable.


ITEM 7 - IDENTIFICATION OF THE SUBSIDIARIES WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

NB Holdings Corporation
Bank of America, N.A.
Banc of America Capital Management, LLC
Banc of America Advisors, LLC
Bank of America Trust Company of Delaware, N.A.


ITEM 8 - IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable.


ITEM 9 - NOTICE OF DISSOLUTION OF GROUP:

Not Applicable.



ITEM 10 - CERTIFICATION.

By signing below the undersigned certifies that, to the best of their knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATE: February 9, 2004

Bank of America Corporation
Bank of America, N.A.
Bank of America Trust Company of Delaware, N.A.
NB Holdings Corporation


BY: /s/ Charles F. Bowman

Charles F. Bowman
Senior Vice President


Banc of America Capital Management, LLC
Banc of America Advisors, LLC


BY: /s/ MICHAEL BERNADINO

Michael Bernadino as attorney-in-fact pursuant to the power of attorney dated February 14, 2002 attached hereto as exhibit B.




                         EXHIBIT A
                   JOINT FILING AGREEMENT


The undersigned hereby agrees that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.


DATE: February 9, 2004

Bank of America Corporation
Bank of America, N.A.
Bank of America Trust Company of Delaware, N.A.
NB Holdings Corporation


BY: /s/ Charles F. Bowman

Charles F. Bowman
Senior Vice President


Banc of America Capital Management, LLC


BY: /s/ MICHAEL BERNADINO

Michael Bernadino as attorney-in-fact pursuant to the power of attorney dated February 14, 2002 attached hereto as exhibit B.

Banc of America Advisors, LLC


BY: /s/ MICHAEL BERNADINO

Michael Bernadino as attorney-in-fact pursuant to the power of attorney dated February 14, 2002 attached hereto as exhibit C.



EXHIBIT B - POWER OF ATTORNEY


	KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Capital Management, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under Section 13 of the Securities Exchange
Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

	IN WITNESS WHEREOF, Banc of America Capital Management, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

			BANC OF AMERICA CAPITAL MANAGEMENT, LLC



			By: 	/s/ EDWARD D. BEDARD
					Edward  D. Bedard
					Managing Director



February 14, 2002



EXHIBIT C - POWER OF ATTORNEY


	KNOW ALL PERSONS BY THESE PRESENTS, that Banc of America Advisors, LLC hereby makes, constitutes and appoints Michael Bernadino and Vince Faughnan, and each of them acting individually, its true and lawful attorney with power to act without any other and with full power of substitution, to prepare, execute, deliver and file in its name and on its behalf, all filings required under
Section 13 of the Securities Exchange Act of 1934, and all exhibits thereto and all documents in support thereof or supplemental thereto, and any and all amendments or supplements to the foregoing, hereby ratifying and confirming all acts and things which said attorneys or attorney might do or cause to be done by virtue hereof.

	IN WITNESS WHEREOF, Banc of America Advisors, LLC has caused this power of attorney to be signed on its behalf as of the date indicated below.

			BANC OF AMERICA ADVISORS, LLC



			By: 	/s/ Edward D Bedard
				      	Edward D. Bedard
				      	Managing Director



February 14, 2002